Crestar Bank
P.O.  Box  26665
Richmond, VA 23261-6665
(804)   782-5000

CRESTAR LOGO


July  30,  1996


Mr. Robert E, Knowles
Executive Vice President
S&K Famous Brands, Inc.
P. 0. Box 31800
11100 West Broad Street
Richmond, VA 23294-1800

Dear Bob:

It is my pleasure to confirm that Crestar Bank (the "Bank") has approved your request to extend the maturity of the existing Credit Agreement (the
"Agreement") dated March 10, 1994, by and between the Bank and S&K Famous Brands, Inc. (the "Company").

The Agreement is hereby amended as follows:

       Section 2.4 is amended to change the maturity date of the revolving note from May 31, 1997 to May 31, 1998.

       Section III is amended to change the date May 31, 1997 to May 31, 1998, the date June 30, 1997 to June 30, 1998 and the date May 31, 2001 to May 31, 2002.

In addition, the Bank and the Company agree that is our mutual intent to execute a new Credit Agreement prior to May 31, 1997. Please indicate your acceptance to the terms and conditions of this letter by signing below and returning the original to me in the enclosed envelope. A copy is enclosed for your records. If you have any questions, please contact me at 782-5564.

Sincerely,

David P. Butler
Vice  President

Agreed accepted by S&K Famous Brands, Inc. this 30th day of July, 1996:

By: /s/ Robert E. Knowles

Title: Executive Vice President